For Immediate Release

Investor Contact:
Inspire Pharmaceuticals, Inc.
Jenny Kobin
VP, Investor Relations and Corporate Communications
(919) 941-9777, Extension 219

Media Contact:
BMC Communications
Dan Budwick
(212) 477-9007, Extension 14

INSPIRE INITIATES PHASE 3 TRIAL OF EPINASTINE NASAL SPRAY
FOR ALLERGIC RHINITIS

- Top-line Results Expected Second Quarter 2008 -

DURHAM, NC - November 28, 2007 - Inspire Pharmaceuticals, Inc. (NASDAQ: ISPH) announced today the initiation of a Phase 3 clinical trial to evaluate epinastine nasal spray for the treatment of seasonal allergic rhinitis.

This Phase 3 clinical trial is a 14-day randomized, double-blind comparison of two concentrations of epinastine (0.1% and 0.15%) at two different spray volumes to placebo in approximately 750 subjects who have a documented history of seasonal allergic rhinitis (SAR) to mountain cedar pollen. This 5-arm trial will be conducted at nine clinical sites during the mountain cedar pollen season, which typically begins in December in south Texas.

The primary efficacy endpoint of this trial is the average change from baseline over the 14-day treatment period for the reflective Total Nasal Symptom Score (TNSS), defined as the sum of scores for runny nose, itchy nose and sneezing. Several secondary endpoints will also be evaluated, including change in nasal and ocular symptoms, as well as quality of life parameters and safety endpoints.

"We are pleased to initiate our Phase 3 program of epinastine nasal spray and look forward to reporting top-line results in the second quarter of 2008," stated Christy L. Shaffer, Ph.D., President and CEO of Inspire. "We believe that epinastine has the potential to offer patients an alternative to intranasal steroids for the treatment of allergic rhinitis."

The Phase 3 program is expected to consist of three pivotal Phase 3 clinical trials, including two SAR trials and one long-term safety trial in patients with perennial allergic rhinitis (PAR). In August 2007, Inspire initiated a required 6-month intranasal toxicology study of epinastine in a single animal species and expects to have results by mid-year 2008. The results from the 6-month study are necessary to begin the long-term safety trial, which will collect one-year safety data required for a potential New Drug Application.

In 2006, Inspire acquired certain exclusive rights from Boehringer Ingelheim International GmbH to develop and market epinastine nasal spray in the United States and Canada for the treatment of rhinitis.

About Inspire

Inspire is a biopharmaceutical company dedicated to discovering, developing and commercializing prescription pharmaceutical products in disease areas with significant commercial potential and unmet medical needs. Inspire employs a U.S. sales force for the promotion of AzaSite™ (azithromycin ophthalmic solution) 1% for bacterial conjunctivitis, Elestat® (epinastine HCl ophthalmic solution) 0.05% for allergic conjunctivitis and Restasis® (cyclosporine ophthalmic emulsion) 0.05% for dry eye. Inspire is focused on the therapeutic areas of ophthalmology and respiratory/allergy, and is developing products for dry eye, cystic fibrosis, allergic rhinitis and glaucoma. Elestat and Restasis are registered trademarks owned by Allergan, Inc. AzaSite is a trademark owned by InSite Vision Incorporated. For more information, visit www.inspirepharm.com.

Forward-Looking Statements

The forward-looking statements in this news release relating to management's expectations and beliefs are based on preliminary information and management assumptions. Specifically, no assurances can be made with respect to: the initiation, timing, structure or outcome of Inspire's Phase 3 clinical program to evaluate epinastine nasal spray for the treatment of allergic rhinitis, including without limitation, the number of Phase 3 clinical trials generally, the number of Phase 3 seasonal allergic rhinitis clinical trials, the number of Phase 3 perennial allergic rhinitis clinical trials, the primary or secondary endpoints relating to any such trials, the ability of the product candidate to offer patients an alternative to intranasal steroids, the types of trials, the indications, if any, for which approval may be sought or received, the timing and scope of any mountain cedar pollen season, the timing of the initiation and expected results of a Phase 3 clinical trial during any mountain cedar pollen season, the timing or results of an intranasal toxicology study, and the timing and success of one-year safety results. Such forward-looking statements are subject to a wide range of risks and uncertainties that could cause results to differ in material respects, including those relating to product development, revenue, expense and earnings expectations, the seasonality of Elestat, intellectual property rights, adverse litigation developments, adverse developments in the U.S. Securities and Exchange Commission (SEC) investigation, competitive products, results and timing of clinical trials, success of marketing efforts, the need for additional research and testing, delays in manufacturing, funding, and the timing and content of decisions made by regulatory authorities, including the U.S. Food and Drug Administration. Further information regarding factors that could affect Inspire's results is included in Inspire's filings with the SEC. Inspire undertakes no obligation to publicly release the results of any revisions to these forward-looking statements that may be made to reflect events or circumstances after the date hereof.

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